Exhibit 10.17

TRANSITION AND SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This Transition and Separation Agreement and General Release of Claims (this “Agreement”) is entered into by and between PEDEVCO Corp., a Texas Corporation (the “Company”), and J. Douglas Schick (“Executive”). Executive and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Executive and the Company are parties to that certain Employment Agreement, dated as of October 31, 2025 (the “Employment Agreement”);

WHEREAS, (i) Executive will cease serving as the Company’s President and Chief Executive Officer effective as of September 21, 2026 (the “Transition Date”); (ii) from and after the Transition Date, Executive will remain employed by the Company as a Senior Advisor on the terms set forth herein; and (iii) Executive’s employment with the Company will be terminated by the Company without Cause (as defined in the Employment Agreement) effective as of 11:59 p.m. CT on December 31, 2026, unless earlier terminated in accordance with the terms hereof (such actual date of termination, the “Separation Date”);

WHEREAS, the Parties wish to set forth the terms and conditions of Executive’s service as a Senior Advisor from the Transition Date through the Separation Date;

WHEREAS, in accordance with the Employment Agreement, the Company wishes to provide Executive with certain separation payments and benefits in connection with the termination of Executive’s employment without Cause on the Separation Date, which payments and benefits are conditioned upon Executive’s (or his estate’s or personal representative’s) execution, delivery and non-revocation of this Agreement and the Confirming Release (as defined below); and

WHEREAS, the Parties wish to resolve any and all claims that Executive has or may have against the Company and the other Company Parties (as defined below), including any claims that Executive has or may have arising from or relating to Executive’s employment, or the end of Executive’s employment, with any Company Party.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, intending to be legally bound, hereby agree as follows:

1.            Transition; Separation.

(a)       Officer Transition. Effective as of the Transition Date, Executive (i) shall no longer serve as President and Chief Executive Officer of the Company, (ii) hereby resigns as a member of the Board of Directors of the Company (the “Board”), and (iii) hereby resigns as an officer of the Company or any of its affiliates or on any benefit plan committee, board of managers, board of directors or similar governing body of the Company or any of its subsidiaries or affiliates (as applicable), or of any other corporation, limited liability company, joint venture, trade organization or other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Executive serves as the designee or other representative of the Company or any of its affiliates (unless otherwise agreed to in writing by the Company). For the avoidance of doubt, from and after the Transition Date, Executive shall no longer hold himself out as an officer of the Company or other representative capable of binding the Company in any manner. Executive shall execute such further resignation letters and other instruments as the Company may reasonably request to effect the foregoing. From and after the Transition Date, Executive hereby waives any right to resign from the Company for Good Reason (as defined in the Employment Agreement).

(b)       Transition Services. During the period beginning on the Transition Date and ending on the Separation Date (the “Transition Period”), Executive shall (i) remain employed by the Company in the role of a non-executive Senior Advisor, and (ii) faithfully provide transition services on an as-needed basis as reasonably requested by the Board (or by any person designated by the Board for such purposes) to facilitate the orderly transition of Executive’s duties. During the Transition Period, Executive shall continue to receive the same monthly base salary as in effect on the date hereof, payable in accordance with the Company’s ordinary payroll practices, shall continue to vest in outstanding Company equity awards, and shall also remain eligible for all retirement and welfare benefits offered by the Company, subject to applicable plan terms as in effect from time to time. The Company reserves the right to amend, modify or discontinue its benefit programs from time to time and nothing herein will be construed to limit such right. During the Transition Period, Executive shall perform his duties on a remote basis or at such location(s) as otherwise mutually agreed with the Company.

(c)       Termination of Employment. Executive’s employment with the Company and Insperity PEO Services, L.P. (“Insperity”) will terminate as of the Separation Date, and such termination shall be treated for all purposes under the Employment Agreement as a termination of Executive’s employment by the Company without Cause. Notwithstanding anything herein to the contrary, Executive’s employment with the Company may end prior to December 31, 2026, as a result of (i) Executive’s voluntary resignation, (ii) the Company’s termination of Executive’s employment for Cause (as defined in the Employment Agreement), or (iii) Executive’s death or Disability (as defined in the Employment Agreement). In the event of such earlier termination of employment, the Separation Date shall be the actual date of such termination; provided, however, that if such earlier termination occurs as a result of clauses (i) or (ii), Executive shall no longer be eligible to receive the payments and benefits set forth in Section 2. In the event the Company terminates Executive’s employment for any reason other than for Cause prior to December 31, 2026, in addition to the payments and benefits set forth in Section 2, Executive will be entitled to the compensation, benefits and vesting that he would have been entitled to if his employment continued through December 31, 2026.

(d)       Accrued Obligations. Regardless of whether Executive executes the Confirming Release, the Company shall pay or provide to Executive (i) any base salary earned but unpaid through the Separation Date, (ii) reimbursement, within thirty days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Separation Date, and (iii) such accrued and vested compensation and benefits, if any, as to which Executive may be entitled under the compensation or benefit plans, agreements or arrangements of the Company (other than benefits in the nature of severance pay), which will be paid or provided in accordance with the terms of such plans, agreements or arrangements (collectively, the “Accrued Obligations”).

2.            Separation Payments and Benefits. Provided that Executive (or his estate or personal representative, as applicable): (x) executes this Agreement and returns a copy of this Agreement to the Company so that it is received by Clark R. Moore, Executive Vice President and General Counsel (email: cmoore@pedevco.com) (the “Company Contact”) by no later than 5:00 p.m. Central Time on October 9, 2026 (which is at least 21 days following the date this Agreement was first provided to Executive) and does not revoke this Agreement pursuant to the terms of this Agreement; (y) as set forth in Section 9, executes and returns to the Company a copy of the Confirming Release that is attached as Exhibit A (the “Confirming Release”) on the Separation Date (and in no event prior thereto) and does not revoke the Confirming Release pursuant to the terms of the Confirming Release; and (z) remains in compliance with the other terms and conditions set forth in this Agreement (including Sections 5 and 6), Executive shall be provided with the following separation payments and benefits, in full satisfaction of all obligations of the Company under the Employment Agreement or otherwise:

(a)       a lump sum cash payment of $1,700,000, representing 2.5 times the sum of (i) Executive’s annual base salary and (ii) Executive’s target annual bonus, payable on the second regular payroll date of the Company following the date on which the Confirming Release becomes effective and irrevocable;

(b)       a lump sum cash payment of $255,000, payable at the same time as the payment described in Section 2(a) (and in any event no later than March 15, 2027), which payment is in lieu of, and in full satisfaction of any and all rights of Executive to any annual bonus in respect of fiscal year 2026 (under the Employment Agreement or otherwise);

(c)       if Executive timely elects continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment or reimbursement by the Company of the premiums for such COBRA continuation coverage for Executive and Executive’s covered dependents for a period of up to 30 months following the Separation Date; provided that if the Company determines, in its reasonable discretion, that such payment or reimbursement would result in the imposition of any excise tax, penalty or other adverse consequence on the Company or its plans or would otherwise violate applicable law, the Company shall instead pay, if doing so would not cause imposition of an excise tax or otherwise violate applicable laws, Executive a lump sum cash amount equal to 30 times the monthly COBRA premium then in effect for the bundled medical, dental and vision coverage elected by Executive, payable at the same time as the payment described in Section 2(a);

(d)       accelerated vesting of all unvested Company equity awards held by Executive immediately prior to the Separation Date, as set forth on Exhibit B attached hereto, with all performance-based equity awards set forth therein vesting at the greater of target performance or actual performance through the Separation Date, effective as of the date on which the Confirming Release becomes effective and irrevocable, and applicable taxes and withholdings satisfied through the Company’s net settlement of such awards determined using the highest marginal federal, state and local tax rates;

(e)       the Company agrees to pay up to $10,000 in the aggregate of documented legal fees charged by Executive’s legal counsel for legal services provided to Executive in connection with the review of this Agreement, and the Company shall have no obligation to pay any legal fees incurred in excess of that amount or any costs or expenses in connection with such representation, payable within 10 days following the Company’s receipt of an invoice documenting such legal fees; and

(f)       the Company will provide Executive with the continuing right to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of the Company and to the maximum extent permitted under applicable law, including “tail” coverage following termination of service under the terms of any comprehensive directors’ and officers’ liability insurance and errors and omissions liability insurance for six years following the Separation Date.

Executive acknowledges and agrees that the consideration referenced in this Section 2 represents the entirety of the amounts Executive is eligible to receive as severance pay and benefits from the Company or any other Company Party, including under the Employment Agreement and all equity awards. Executive further agrees that the amounts to be paid under this Agreement are due solely from the Company and that Insperity has no obligation to pay such amounts even though the payment of such may be processed through Insperity.

3.            Release of Liability for Claims.

(a)       For good and valuable consideration, including the ability to provide the transition services during the Transition Period and the consideration set forth in Section 2 (and any portion thereof), Executive knowingly and voluntarily (for Executive, Executive’s spouse, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company, Insperity, and their respective affiliates, predecessors, successors, subsidiaries and benefit plans, and the foregoing entities’ respective equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including: (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination, anti-harassment or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967, including as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) Chapter 21 of the Texas Labor Code, the Texas Anti-Retaliation Act, the Texas Payday Act; (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity-based plan with any Company Party (including the Employment Agreement) except as set forth in this Agreement; (iii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement; and (iv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to any of the foregoing (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive pursuant to this Agreement, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)       For the avoidance of doubt, nothing in this Agreement releases Executive’s rights to receive payments or benefits pursuant to Sections 1(b) or 2. Further, in no event shall the Released Claims include: (i) any claim that arises after the date that Executive signs this Agreement; (ii) any claim to unemployment benefits, worker’s compensation or vested benefits under an employee benefit plan that is subject to ERISA; (iii) any claim for breach of, or otherwise arising out of, this Agreement; or (iv) any claim that relates to any rights of indemnification and advancement of expenses afforded Executive by statute or the Company’s governing documents or any directors & officers liability insurance coverage maintained by or on behalf of the Company. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Executive from: (A) filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”); (B) reporting violations of U.S. federal or state laws or regulations to a Government Agency; (C) making disclosures that are protected under U.S. federal and state whistleblower laws and regulations; or (D) accepting any monetary reward in connection with such whistleblower claims. Nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.

4.            Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the time at which Executive signs this Agreement, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement (excluding, for the avoidance of doubt, any whistleblower complaints protected under applicable law), and Executive is not aware of any violation of any law, rule or regulation or any other misconduct by the Company or any of its officers or employees. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.

5.            Covenants.

(a)       Confidentiality, Inventions Assignment, and Non-Solicitation. Executive acknowledges and agrees that Executive has continuing obligations to the Company and its affiliates relating to the protection of the Company’s confidential and proprietary information and trade secrets and non-solicitation as set forth in Exhibit C attached hereto (collectively, the “Covenants”). In entering into this Agreement, Executive acknowledges the effectiveness and enforceability of the Covenants and expressly reaffirms Executive’s commitment to abide by, and agrees that he will abide by, the terms of the Covenants.

(b)       Non-Disparagement. Executive agrees that he shall not, at any time, make any statement, whether written or oral, that disparages or is intended to harm the reputation of the Company or any other Company Party. The Company agrees that it shall instruct its directors and officers not to, at any time, make any statement, whether written or oral, that disparages or is intended to harm the reputation of Executive. Nothing in this Section 5 shall (i) prohibit either Party from making truthful statements when required by law, subpoena, court order or other legal process, or in connection with any governmental or regulatory inquiry, or (ii) limit the protected activity described in Section 3(b).

(c)       Return of Property. At any time, upon request of the Company, Executive shall return to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information, computers and other materials and items provided to Executive by the Company or any other Company Party in the course of Executive’s employment. For the avoidance of doubt, nothing in this Section 5(c) shall prohibit or restrict Executive’s retention of materials of or relating to the business of American Resources, Inc., Executive’s personal tax records or Executive’s Company-issued laptop following the removal of all Company information by the Company. In addition, Executive will be entitled to export, retain and use his contacts and calendar entries from the Company’s Microsoft Outlook or similar software programs.

6.            Cooperation. At all times from and after the Transition Date, including following the Separation Date, Executive agrees to fully and completely cooperate with the Company and any of the other Company Parties, at their request, and provide truthful information in any pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving the Company or any Company Party. Executive understands and agrees that Executive’s cooperation may include making himself available to counsel for the Company or other Company Parties upon reasonable notice for interviews and factual investigations; appearing at the Company’s or other Company Party’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company and other Company Parties pertinent information received by Executive in Executive’s capacity as an employee, officer or director; and turning over to the Company and other Company Parties all relevant documents which are or may come into Executive’s possession in Executive’s capacity as an employee, officer, director or otherwise, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. The Company or its affiliates shall reimburse Executive for all reasonable pre-approved and substantiated out-of-pocket expenses incurred by Executive in order to provide such cooperation. In addition, for any material services provided under this Section 6 following the Separation Date, the Company shall compensate Executive at an hourly rate of $300.00 per hour for such services.

7.            Executive’s Acknowledgements. By executing and delivering this Agreement, Executive expressly acknowledges that the release given above includes a waiver and release of any and all claims that Executive has or may have against the Company Parties, individually and collectively, including, without limitation, any and all claims under the ADEA. Executive further expressly acknowledges that:

(a)       Executive has been given at least 21 days to review and consider this Agreement. If Executive signs this Agreement before the expiration of 21 days after Executive’s receipt of this Agreement, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive and such earlier signature was not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter this Agreement prior to the expiration of such 21-day period. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21-day period;

(b)       Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;

(c)       Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Agreement;

(d)       Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will with the full intent of releasing the Company Parties of all claims; Executive acknowledges and agrees that Executive has carefully read the Agreement and that Executive understands and agrees to each of the terms of the Agreement;

(e)       The only matters relied upon by Executive in causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(f)       No Company Party has provided any tax or legal advice regarding this Agreement, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

8.            Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by the Company Contact no later than 11:59 pm CT on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, Section 2, Section 3 and Section 9 of this Agreement will be of no force or effect and Executive will not receive the payments or benefits set forth in Section 2 of this Agreement. In addition, the Separation Date shall be accelerated to be effective as of the date of such revocation and Executive shall only be entitled to the Accrued Obligations through such date.

9.            Reaffirmation of Release. On or after the Separation Date, and in no event prior thereto, Executive shall execute the Confirming Release and return Executive’s executed Confirming Release to the Company so that it is received by the Company Contact. Executive shall not execute the Confirming Release prior to the Separation Date.

10.            Governing Law. This Agreement and, if executed, the Confirming Release and their performance will be construed and interpreted in accordance with the laws of the State of Texas without regard to principles of conflicts of law that would apply the substantive law of any other jurisdiction. In the event of any controversy among the Parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy will be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously by Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Such arbitration process will take place in the state set forth in the first sentence of this paragraph. The decision of the arbitrator will be final and binding upon all parties hereto and will be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The prevailing party will be entitled to receive from the other party its reasonable attorney’s fees and expenses, and all other actual costs and expenses, relating to such arbitration and of enforcement of JAMS’ decision.

11.            Counterparts. This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

12.            Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement, the Covenants and, if executed, the Confirming Release constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to the subject matter hereof; provided; however, that the Executive expressly acknowledges and agrees that he shall remain subject to, and shall comply with, any other confidentiality, intellectual property assignment, non-solicitation, non-disparagement or similar covenants or agreements that he has previously entered into with any Company Party and that he shall remain subject to the PEDEVCO Corp. Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation (for the avoidance of doubt, the Parties agree that any vesting acceleration of performance-based equity awards set forth on Exhibit B at target performance are not considered earned or vested based upon attainment of a “Financial Reporting Measure” under such policy).

13.            Further Assurances. Executive shall, and shall cause Executive’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

14.            Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

15.            Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

16.            No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

17.            Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

18.            Section 409A. This Agreement and the benefits provided hereunder are intended to be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”) and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

EXECUTIVE

/s/ J. Douglas Schick
J. Douglas Schick

Date:	September 20, 2026

PEDEVCO CORP.

By:	/s/ Clark R. Moore
Name:	Clark R. Moore
Title:	Executive Vice President
and General Counsel

Date:	September 21, 2026

Signature Page to

Transition and Separation Agreement

and General Release of Claims

EXHIBIT A

CONFIRMING RELEASE

This Confirming Release (the “Confirming Release”) is that certain Confirming Release referenced in the Transition and Separation Agreement and General Release of Claims (the “Separation Agreement”), entered into by and between PEDEVCO Corp. (the “Company”) and J. Douglas Schick (“Executive”). Unless sooner revoked by Executive pursuant to the terms of Section 5 below, Executive’s acceptance of this Confirming Release becomes irrevocable and this Confirming Release becomes effective on the eighth day after Executive signs it. Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement. In signing below, Executive agrees as follows:

1.            Receipt of Leaves and Other Compensation. Other than payments and benefits provided pursuant to Section 2 of the Separation Agreement, Executive acknowledges and agrees that Executive has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation and other sums that Executive has been owed by each Company Party. Executive further acknowledges and agrees that Executive has received all leaves (paid and unpaid) that Executive has been entitled to receive from each Company Party.

2.            Release of Liability for Claims.

(a)       For good and valuable consideration, including the consideration set forth in Section 2 of the Separation Agreement (and any portion thereof), Executive knowingly and voluntarily (for Executive, Executive’s spouse, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company Parties from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Confirming Release, including: (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination, anti-harassment or anti-retaliation law, regulation or ordinance, including the ADEA, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990, as amended; (B) ERISA; (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) Chapter 21 of the Texas Labor Code, the Texas Anti-Retaliation Act, the Texas Payday Act; (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity-based plan with any Company Party (including the Employment Agreement) except as set forth in the Separation Agreement; (iii) any claim for compensation or benefits of any kind not expressly set forth in the Separation Agreement; and (iv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to any of the foregoing (collectively, the “Further Released Claims”). This Confirming Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive pursuant to Section 2 of the Separation Agreement, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

Exhibit A

(b)       For the avoidance of doubt, nothing in this Confirming Release releases Executive’s rights to receive payments or benefits pursuant to Section 2 of the Separation Agreement. Further, in no event shall the Further Released Claims include: (i) any claim that arises after the date that Executive signs this Confirming Release; (ii) any claim to unemployment benefits, worker’s compensation or vested benefits under an employee benefit plan that is subject to ERISA; (iii) any claim for breach of, or otherwise arising out of, this Confirming Release; or (iv) any claim that relates to any rights of indemnification and advancement of expenses afforded Executive by statute or the Company’s governing documents or any directors & officers liability insurance coverage maintained by or on behalf of the Company. Further notwithstanding this release of liability, nothing in this Confirming Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Confirming Release) with the EEOC or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Confirming Release prohibits or restricts Executive from (A) filing a charge or complaint with, or cooperating in any investigation with, any Government Agency, (B) reporting violations of U.S. federal or state laws or regulations to a Government Agency, (C) making disclosures that are protected under U.S. federal and state whistleblower laws and regulations or (D) accepting any monetary reward in connection with such whistleblower claims. Nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.

3.            Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the time at which Executive signs this Confirming Release, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Confirming Release (excluding, for the avoidance of doubt, any whistleblower complaints protected under applicable law), and Executive is not aware of any violation of any law, rule or regulation or any other misconduct by the Company or any of its officers or employees. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Further Released Claim.

4.            Executive’s Acknowledgements. By executing and delivering this Confirming Release, Executive expressly acknowledges that the release given above includes a waiver and release of any and all claims which Executive has or may have against the Company Parties, individually and collectively, including, without limitation, any and all claims under the ADEA. Executive further expressly acknowledges that:

(a)       Executive has been given at least 21 days to review and consider this Confirming Release. If Executive signs this Confirming Release before the expiration of 21 days after Executive’s receipt of this Confirming Release, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive and such earlier signature was not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter this Confirming Release prior to the expiration of such 21-day period. No changes (whether material or immaterial) to this Confirming Release shall restart the running of this 21-day period;

(b)       Executive is receiving, pursuant to this Confirming Release and the Separation Agreement, consideration in addition to anything of value to which Executive is already entitled;

(c)       Executive has been advised, and hereby is advised in writing, to discuss this Confirming Release with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Confirming Release;

(d)       Executive fully understands the final and binding effect of this Confirming Release; the only promises made to Executive to sign this Confirming Release are those stated herein and in the Separation Agreement; Executive is signing this Confirming Release knowingly, voluntarily and of Executive’s own free will with the full intent of releasing the Company Parties of all claims; Executive acknowledges and agrees that Executive has carefully read the Separation Agreement and this Confirming Release; and that Executive understands and agrees to each of the terms of the Separation Agreement and this Confirming Release;

(e)       The only matters relied upon by Executive in causing Executive to sign this Confirming Release are the provisions set forth in writing within the four corners of the Separation Agreement and this Confirming Release; and

(f)       No Company Party has provided any tax or legal advice regarding this Confirming Release, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Confirming Release with full understanding of the tax and legal implications thereof.

5.            Revocation Right. Notwithstanding the initial effectiveness of this Confirming Release, Executive may revoke the delivery (and therefore the effectiveness) of this Confirming Release within the seven-day period beginning on the date Executive executes this Confirming Release (such seven-day period being referred to herein as the “Confirming Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by the Company Contact no later than 11:59 pm CT on the last day of the Confirming Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Confirming Release will be of no force or effect and Executive will not receive the payments or benefits set forth in Section 2 of the Separation Agreement, or with respect to payments and benefits already provided, Executive shall repay such payments (and value of such benefits) to the Company.

6.            Return of Property. Executive represents and warrants that, as of the Separation Date, Executive has returned to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information, computers and other materials and items provided to Executive by the Company or any other Company Party in the course of Executive’s employment and Executive further represents and warrants that Executive has not maintained a copy of any such materials or items in any form. For the avoidance of doubt, nothing in this Section 6 shall prohibit or restrict Executive’s retention of materials of or relating to the business of American Resources, Inc., Executive’s personal tax records or Executive’s Company-issued laptop following the removal of all Company information by the Company.

EXECUTIVE HAS CAREFULLY READ THIS CONFIRMING RELEASE, FULLY UNDERSTANDS HIS AGREEMENT, AND SIGNS IT AS HIS OWN FREE ACT.

EXECUTIVE

J. Douglas Schick

Date:

THIS CONFIRMING RELEASE IS NOT TO BE SIGNED PRIOR TO THE SEPARATION DATE.

EXHIBIT B

EQUITY AWARDS

Equity Award	Grant Date	Unvested as of the Transition Date*
Restricted Stock	January 26, 2024	8,750
Restricted Stock	January 23, 2025	16,666
Restricted Stock	October 31, 2025	50,000
Restricted Stock (Performance-Based)	October 31, 2025	50,000 (at target performance)
Restricted Stock Units	June 22, 2026	22,830
Restricted Stock Units (Performance-Based)	June 22, 2026	15,220 (at target performance)

*Equity Awards shall continue to vest in the ordinary course, in accordance with their terms, during the Transition Period.

Exhibit B

EXHIBIT C

NON-DISCLOSURE, ASSIGNMENT AND NON-SOLICITATION

1.            “Proprietary Information” Definition. “Proprietary Information” includes (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information related to Company Innovations (as defined below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers and any other nonpublic information that has commercial value or (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to Executive by Company, a third party or otherwise that Executive may have learned or learn during his/her employment with Company.

2.            Ownership and Non-Disclosure of Proprietary Information. All Proprietary Information and all worldwide: patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. Executive agrees that through the date hereof he has not and from and after the date hereof he will not disclose any Proprietary Information to anyone outside Company, and Executive will use and disclose Proprietary Information to those inside Company only as necessary to perform his duties as an employee of Company. If Executive has any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, Executive will ask the general counsel of the Company.

3.            Disclosure and License of Prior Innovations. “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress. Executive previously disclosed to the Company all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by Executive prior to his employment with Company, if any (collectively, the “Prior Innovations”). Executive represents that he has no rights in any such Company-related Innovations other than those Innovations previously disclosed. Executive hereby grants to Company and Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that Executive incorporates, or permits to be incorporated, in any Innovations that Executive, solely or jointly with others, conceives, develops or reduces to practice within the scope of Executive’s employment with Company (the “Company Innovations”). Notwithstanding the foregoing, Executive has not and will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

4.            Disclosure and Assignment of Company Innovations. Executive agrees that through the date hereof he has disclosed and described, and he will continue to promptly disclose and describe, to Company all Company Innovations. Executive hereby does and will assign to Company or Company’s designee all Executive’s right, title, and interest in and to any and all Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Executive to Company, Executive hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, such Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by Executive to Company, Executive hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers. This section shall not apply to any Innovations that (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to Company’s business or actual or demonstrably anticipated research, development or business; and (b) were developed entirely on Executive’s own time; and (c) were developed without use of any of Company’s equipment, supplies, facilities or trade secret information; and (d) did not result from any work Executive performed for Company.

5.            Future Innovations. Executive will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by Executive within the scope of Executive’s employment with Company and for one year thereafter, whether or not Executive believes such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be considered Company Innovations. Company will receive any such information in confidence.

6.            Cooperation in Perfecting Rights to Company Innovations. Executive agrees to perform, during and after Executive’s employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure Executive’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, Executive hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Executive’s agents and attorneys‑in‑fact to act for and on Executive’s behalf and instead of Executive to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under such Innovations, all with the same legal force and effect as if executed by Executive. The foregoing is deemed a power coupled with an interest and is irrevocable.

7.            Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, if Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

8.            No Solicitation. During Executive’s employment with Company and for one year thereafter, Executive will not solicit, encourage, or cause others to solicit or encourage any employees of Company (other than John Dylan Schick) to terminate their employment with Company.

C-2